EXHIBIT 10.3

Domino’s Pizza, Inc.

Independent Director Compensation Schedule

The following table sets forth the compensation received by independent directors of Domino’s Pizza, Inc., effective July 1, 2006:

Compensation Type	Amount
Annual Retainer	$40,000 per year
Board of Directors Meeting Fee	$2,000 per meeting
Committee Meeting Fee	$1,500 per meeting
Audit Chairperson Retainer	$15,000 per year
Compensation Committee Chairperson Retainer	$10,000 per year
Nominating and Corporate Governance Committee Chairperson Retainer	$10,000 per year
Annual Stock Option Grant	7,500 shares per year